UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SM Energy Company
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2013 Annual Meeting of Stockholders to be Held on May 22, 2013

SM Energy Company prepared the following Questions and Answers for proxy solicitation in advance of its 2013 Annual Meeting of Stockholders to be held on May 22, 2013 (the “Annual Meeting”).

As we approach our Annual Meeting, we ask for your support of our Board of Directors’ (the “Board”) recommendation for each of the proposals in the 2013 Proxy Statement. In particular, we draw your attention to Proposal 4, the approval of the amendment and restatement of our Equity Incentive Compensation Plan (the “Amended Plan”). We recognize that some institutional investors consider the input of advisory firm recommendations in their proxy voting decisions.  While Glass Lewis & Co. recommended that our stockholders vote in accordance with the Board’s recommendation on Proposal 4, we learned that Institutional Shareholder Services (“ISS”) recommended that our stockholders vote against Proposal 4. We strongly disagree with ISS and encourage you to vote FOR Proposal 4. As you evaluate Proposal 4, we believe that, in addition to the information disclosed in our 2013 Proxy Statement, you should consider the important information provided below.

1.                       Why is SM Energy asking for an additional 3.1 million shares under its Equity Incentive Compensation Plan?

Our leadership and culture encourage long-term stockholder value creation.  We believe our long-term incentive plan (“LTIP”) is a critical and effective component of our approach to compensation, allowing us to offer long-term incentives that reward long-term growth in net asset value and total stockholder return.  Our LTIP uses a combination of service vested Restricted Stock Units (“RSUs”) and performance-based Performance Stock Units (“PSUs”), which are issued through our Equity Incentive Compensation Plan (the “Equity Plan”).  We believe these types of long-term incentives appropriately balance risk and reward, because such units have both upside potential and downside risk.  One of our compensation goals is to link executive compensation to achieving our short-term and long-term financial and strategic goals, and to the creation of long-term stockholder value.  Our continued ability to grant RSUs and PSUs to our key employees, including our executives, will help ensure that we are able to satisfy this objective and allow us to continue to attract, retain, compensate and incentivize talented employees.

In 2010, our stockholders approved an amendment to our Equity Plan that increased the number of shares authorized for issuance to 7,600,000 shares of common stock from 6,000,000 shares.  As of June 1, 2010, we had approximately 530 total employees.  Since then, we have grown significantly, and as of March 25, 2013, we had approximately 730 total employees.  Our Board is now recommending that our stockholders approve the Amended Plan, which would further increase the number of shares authorized for issuance by 3,100,000 shares to 10,700,000 shares of common stock.

Our Board and its Compensation Committee, with the assistance of its independent compensation consultant, thoughtfully considered the proposed increase in the number of shares available for grant under our Equity Plan. Among other matters described in our Proxy Statement, the total number of shares requested takes into account our projected growth in employee headcount to approximately 1,100 employees through 2016, with approximately 60% expected to be LTIP participants; the number of RSUs and PSUs we expect to grant through 2016; and the maximum number of shares that could be issued when we settle those awards, assuming each PSU granted is settled for the maximum of two shares, which would occur only if our performance was exceptional over the applicable three-year performance period, as measured by our total shareholder return on an absolute basis and relative to our peers.  As of March 25, 2013, we had 1,386,897 shares of common stock available for future issuance under our Equity Plan.  In aggregate, we expect that grants under our LTIP through 2016 will require 4,381,875 available shares of common stock.

We expect that the proposed increase in shares available for grant under our Equity Plan will represent a three-year equity incentive replenishment for our company beyond 2013.  We believe that your vote FOR Proposal 4 will allow us to manage our equity expenditures in a manner that allows us to effectively attract, retain, compensate and incentivize key employees, including our executives, to achieve long-term value creation in line with the interests of our stockholders.

2.                       What are your historical burn rates?

It is important to recognize that ISS’s recommendation on Proposal 4 was not based on any concerns with our compensation philosophy or practices, nor with our corporate governance design. In fact, ISS recommended that our stockholders vote in favor of our executive compensation, and gave us the highest possible corporate governance score. To the extent that our stockholders are concerned about burn rate projections that differ from ours, we reiterate that our burn rate is reasonable and below the average of our peer companies.  For fiscal years 2010, 2011 and 2012, our burn rate was 0.82%, 0.57% and 1.07%, respectively (assumes one share for every PSU issued and one share for every RSU issued, and calculated based upon the number of equity awards issued and the weighted average number of shares outstanding), which is well below the average annual burn rate of approximately 1.6% of our peer companies. Even assuming each issued PSU settled for the maximum of two shares and each RSU settled for one share, for fiscal years 2010, 2011 and 2012, our burn rate was 1.44%, 0.99% and 1.55%, respectively, for an average of 1.33%, which would remain below the peer group average.  We believe that we have managed our burn rate appropriately in the past, and we will continue to do so in the future.

3.                       How will the 3.1 million new shares plus the existing shares under the Plan impact dilution?

The Compensation Committee and our Board will continue considering and managing our equity expenditures in a manner that allows us to effectively attract, retain, compensate and incentivize our employees to achieve long-term value creation in line with the interests of our stockholders, and we believe that our burn rate combined with our small overhang indicates that an increase of 3,100,000 shares added to a total of 66,229,168 shares issued and outstanding at March 25, 2013 (an increase of 4.7%) is unlikely to result in material dilution to our stockholders.  As of March 25, 2013, the dilution impact of 3,100,000 new shares added to the outstanding shares available for grant plus the outstanding equity awards and shares available for future issuance will be 9.2% on a basic basis and 8.4% on a fully-diluted basis.  Dilution will always be a consideration when determining equity awards to our employees, including our executives.

Conclusion

In summary, we believe that our Amended Plan is beneficial to our stockholders for a number of reasons:

•                  it prohibits repricing without stockholder approval;

•                  it prohibits reload options;

•                  it requires options for shares to be priced at not less than the fair market value of the shares on the grant date;

•                  the requested number of authorized shares covers a relatively short expected duration, which:

•                  limits undesirable consequences of share “overhang,” i.e., the total number of shares related to outstanding options and other equity awards, plus shares available for grant, in relation to the total number of shares outstanding; and

•                  gives our stockholders the right to approve or reject future plans to prevent undesirable dilution or excessive share overhang; and

•                  its flexible nature gives us the ability to respond to compensation market trends by enabling us to adjust the mix of awards and grant a wide variety of awards, as determined by the Compensation Committee.

We remain committed to delivering long-term value for our stockholders and continue to believe that a vote FOR our proposed amendment to our Equity Plan is appropriate and in the long-term best interests of our stockholders.  We continue to recommend a vote FOR Proposal 4 — approval of an amendment and restatement of our Equity Incentive Compensation Plan.

If you would like to discuss the proposed amendment to our Equity Plan, please feel free to contact us at 303.863.4325.

This proxy material contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2012 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.